250 Glen Street Glens Falls, NY 12801 NASDAQ® Symbol: “AROW“ Website: arrowfinancial.com Media Contact: Jillian Cutrone Tel: (518) 415-4306 Fax: (518) 761-6741

Arrow Expands Executive Leadership Team
GLENS FALLS, N.Y. (February 6, 2018) – Arrow Financial Corporation (NasdaqGS® – AROW) today announced David S. DeMarco, who has been a Senior Vice President since 2009, will expand his role as the Company’s newly appointed Chief Banking Officer. In addition, Andrew J. Wise was added to the Arrow executive leadership team as Senior Vice President and Chief Operating Officer. The promotions follow another record-earning year for Arrow and further signify the Company’s focus on enhancing operations and continuously strengthening its strategic direction.

As Chief Banking Officer, Mr. DeMarco will be responsible for oversight of all retail and small business banking strategy and functions for the Company. In his role as Chief Operating Officer, Mr. Wise will be responsible for the overall management of the Company’s internal administration, including operations and strategic planning.

Mr. DeMarco will continue to serve as President and Chief Executive Officer for Saratoga National Bank and Trust Company, a subsidiary of Arrow. Mr. Wise will also continue to serve in his role as Executive Vice President and Chief Operating Officer of Glens Falls National Bank and Trust Company, the lead subsidiary of Arrow.

Mr. DeMarco started with the Company in 1987 as a commercial lender; in 2012 he was named President and CEO of Saratoga National Bank. He hold’s a bachelor’s degree in Finance from the University of Texas at Austin. Mr. DeMarco is also a graduate of the Adirondack Regional Chamber of Commerce’s Leadership Program and the Stonier Graduate School of Banking. He is actively involved in his community, serving on the boards of the Center for Economic Growth, the United Way of the Greater Capital Region, Saratoga Hospital Foundation, and the Saratoga County Chamber of Commerce, among others.

Mr. Wise joined the Company in 2016 as Senior Vice President of Administration for Glens Falls National Bank. In 2017, he was named Executive Vice President and Chief Operating Officer of the Bank. He holds a bachelor’s degree from Boston University’s School of Management and has nearly 30 years of operational and information technology management experience. As an active member of his community, Mr. Wise serves on the board of the Wesley Community and is a member of the Saratoga Springs Lions Club.

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Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; Upstate Agency, LLC, specializing in property and casualty insurance; and Capital Financial Group, Inc., specializing in the sale and servicing of group health plans.